OPTION AGREEMENT

TO ENTER INTO BINDING AGREEMENT TO PURCHASE BUSINESS ASSETS

By and between

HBR Pointclear, LLC;

and

PointClear Solutions, Inc.

Dated as of

March 12th, 2021

This Instrument Prepared By:

Richard J. Marsden, Esquire
Maynard Cooper & Gale, P.C.
655 Gallatin Street
Huntsville, Alabama 35801

OPTION AGREEMENT TO PURCHASE BUSINESS ASSETS

This OPTION AGREEMENT TO PURCHASE BUSINESS ASSETS (this "**Agreement**") dated as of the twelve day of March, 2021 (the "**Effective Date**") is entered into between PointClear Solutions, Inc. an Alabama Corporation ("**PointClear Solutions**"), and HBR Pointclear LLC, a Delaware corporation ("**HBR Pointclear**").

WHEREAS, PointClear Solutions is a Heath Care focused information technology solutions company that provides its clients technology driven solutions based upon its three core competencies; (i) Strategic planning, (ii) Digitization and Design, and (iii) Production and Implementation (the "**Business**");

WHEREAS, PointClear Solutions wishes to grant to HBR Pointclear, and HBR Pointclear wishes to obtain from PointClear Solutions, an exclusive non-cancelable option (the "**Option**") to require PointClear Solutions to enter into an **Asset Purchase Agreement (**a copy of which is attached hereto as **Exhibit A)** under which, HBR Pointclear would (i) purchase all of PointClear Solutions's tangible and intangible assets used in, or useful to the Business (the "**Business Assets**"), and (ii) the assume certain defined liabilities and contracts related to the Business.

WHEREAS, the Option provides the HBR Pointclear the right, but not the obligation, to (i) enter into the Asset Purchase Agreement at any time during the **Option Term**, as described below, and (ii), require the PointClear Solutions to sell the Business Assets and perform under the Asset Purchase Agreement.

WHEREAS, the HBR Pointclear shall arrange for a loan of up to $750,000 to PointClear Solutions (the "**Improvement Loan**") pursuant to the Improvement Loan Agreement (the "**ILA**"), the form of which is attached hereto as **Exhibit B**, as consideration for obtaining rights under this Option.

WHEREAS, the PointClear Solutions shall use the proceeds under the "**Improvement Loan**" to improve the Business and offset operating costs.

WHEREAS, if the HBR Pointclear chooses to exercise the Option it shall be obligated to pay to PointClear Solutions the consideration set forth in the Asset Purchase Agreement and comply with such other terms and conditions that are set forth therein.

WHEREAS, the repayment of any monies lent under the ILA to PointClear Solutions will be determined based on whether or not the HBR Pointclear decides to exercise the Option and enter into the Asset Purchase Agreement with HBR Pointclear.

WHEREAS, the "**Shared Financial Goals**" is the achievement by PointClear Solutions, in any rolling six month period during the Option Term (defined below) of gross revenue equal to at least two (2) Million dollars of revenue, and Earnings Before Interest Tax Depreciation or Amortization ("EBITDA") during such period equaling at least ten (10) percent of gross revenue from the same period. Such numbers to be determined by using PointClear Solutions' historic accounting practices with equitable adjustment made for partial year calculations as reasonable to the situation.

NOW, THEREFORE, in consideration of making the Improvement Loan available to PointClear Solutions and the other mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Grant of Option.** Subject to HBR Pointclear making the Improvement Loan available to PointClear Solutions, PointClear Solutions hereby grants to HBR Pointclear an exclusive and irrevocable option to require the PointClear Solutions to enter into the Asset Purchase Agreement and sell HBR Pointclear the Business Assets according to the terms, conditions and covenants described therein.

2. **Option Term.** The term of the Option (the "**Option Term**") shall commence on the Effective Date and automatically expire on August 1, 2022 (the "**Option Termination Date**"), unless duly extended, exercised, or sooner terminated as provided below in this Option Agreement.

3. **Option Payment.**

(a) The cost of the Option ("**Option Payment**") is comprised of two components. The first component is the grant to PointClear Solutions of the Improvement Loan under the ILA, but not the principal amounts advanced thereunder which are subject to repayment. The second component of the Option Payment, shall be due immediately following the Option Term if the PointClear Solutions has (i) succeeded in achieving the Shared Financial Goals and (ii) HBR Pointclear has declined to exercise its right to enter into the Asset Purchase Agreement; in which case this component shall equal $150,000; and in lieu of a cash payment the debt owed under the ILA to HBR Pointclear shall be reduced by this amount. Notwithstanding the foregoing, the debt owed under the ILA will not be reduced by $150,000 in the event that (i) the Closing under the Asset Purchase Agreement does not occur because of a breach by PointClear Solutions under this Agreement or any exhibit thereto; or (ii) the Closing under the Asset Purchase Agreement does not occur because of the failure of PointClear Solutions to deliver any document required thereunder at Closing, including any third party consent, or otherwise as a result of any representation or warranty made by PointClear being untrue after giving effect to any Schedules (including any schedule updates) thereto, provided, that such Schedules shall been approved in writing by HBR PointClear, such approval to not be unreasonably withheld, conditioned or delayed; or (ii) PointClear Solutions is in default (or has defaulted) under the terms of the ILA.

(b) HBR Pointclear acknowledges and agrees that together, the two components of the Option Payment constitute consideration to PointClear Solutions for PointClear Solutions' agreement to: (i) enter into this Agreement with HBR Pointclear; (ii) not sell the Business Assets to another purchaser during the Option Term; and (iii) sell the Business Assets on the terms and conditions and for the Purchase Price set forth in the Asset Purchase Agreement, provided that HBR Pointclear has exercised the Option in the manner provided in Section 4 below.

4. **Exercise of Option.** At any time during the Option Term HBR Pointclear may exercise the Option by timely sending PointClear Solutions a written notice of HBR Pointclear's intention to exercise the Option and enter into the Asset Purchase Agreement (the "**Exercise Notice**") accompanied by two executed copies of the Asset Purchase Agreement in the form attached hereto as Exhibit A. PointClear Solutions shall within five (5) days of receipt execute the Purchase Agreement and return a fully executed original to HBR Pointclear. If HBR Pointclear does not timely exercise the Option in the manner described herein on or before the Option Termination Date, the option will automatically terminate and the PointClear Solutions, if it has achieved the Shared Financial Goals, shall be entitled to receive the second component of the Option Payment as described above, subject to the exceptions set forth in Section 3 (a). Thereafter, neither party shall have any further obligations hereunder except for those that expressly survive termination of this Agreement, which shall include any remaining obligation under the ILA in the case that a Triggering Event was not achieved during the Option Term.

5. **Tail Policy.** The parties agree that if the Option is exercised, PointClear Solutions will convert its existing professional liability insurance policies to tail coverage policies to provide insurance coverage for three years beyond the Closing related to claims originating during the period prior to Closing.

6. **Obligation to Maintain Business** Throughout the Option Term, PointClear Solutions will

(a) regularly consult with HBR Pointclear as how to best maintain and grow the Business Assets and deploy funds made available under the Improvement Loan.

(b) maintain in effect adequate insurance coverage of the Business Assets or ;

(c) use their commercially reasonable efforts to (i) maintain the Business Assets in their present condition, (ii) comply with all applicable laws, rules and regulations of governmental agencies or authorities, and (iii) operate the Business in the manner necessary to maintain the good will of its customers and its reputation.

(d) will advise HBR Pointclear in writing of any material adverse change in the Business or the Business Assets from the date of this Agreement to the Closing.

(e) have the continuing obligation to supplement or amend the Schedules to be delivered by Seller pursuant to the Asset Purchase Agreement with respect to any matter hereafter arising or discovered which be required to be set forth or described in such Schedules.

7. **Default by HBR Pointclear.** If HBR Pointclear fails to perform any of its obligations under this Option Agreement and such failure continues for more than five days after notice from PointClear Solutions, then PointClear Solutions may terminate this Option Agreement and retain all Option Payments paid by HBR Pointclear, and PointClear Solutions thereafter shall have no further liability or obligations hereunder.

8. **Default by PointClear Solutions.** If PointClear Solutions fails to perform any of its obligations, or is otherwise in default hereunder, HBR Pointclear shall have the right to terminate this Option Agreement.

9. **Assignment of Option.** This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns. HBR Pointclear may assign its interest under this Agreement with the prior consent of PointClear Solutions, which shall not be unreasonably withheld. PointClear Solutions may not assign any of its rights or obligations under this Agreement without HBR Pointclear's prior consent.

10. **Notices.** Any notice or other communication hereunder to either party will be in writing and will be deemed to have been given: (i) when personally delivered, (ii) on the date following the actual transmittal by e-mail transmission, provided a confirmatory copy is provided in accordance with another method set forth in this section; (iii) by recognized overnight courier on the next day after mailing, subject to confirmatory receipt; or (iv) on the third (3rd) business day after being mailed by United States registered or certified mail, in any case delivered or addressed as follows:

If to PointClear Solutions :

David Karabinos
Daren McCormick
1550 W McEwen Drive, Suite 300, PMB 60
Franklin, TN 37067
E-mail address: **daren.mccormick@pointclearsolutions.com**
david.karabinos@pointclearsolutions.com

With a copy to:

Maynard Cooper Gale
655 Gallatin Street SW
Huntsville, AL 35801
Att: Richard Marsden
Email address: rmarsden@maynardcooper.com

If to HBR Pointclear:

c/o Healthcare Business Resources, Inc.
Attn: Stephen Epstein
718 Thompson Lane
Suite 108-273
Nashville, TN 37204
E-mail address: Stephen@HealthcareBusinessResources.com

With a copy to:

Bass Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn: Angela Humphreys
Email address: ahumphreys@bassberry.com

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

During the Option Term, PointClear Solutions shall not and shall cause its representatives and shareholders not to, directly or indirectly, (a) solicit, initiate, accept or encourage the submission of any proposal or offer from any person relating to the acquisition of PointClear Solutions, the Business or any of the Business Assets (other than inventory disposed of in the ordinary course of business), including any acquisition structured as an asset purchase, stock sale, merger, consolidation, share exchange, tender offer or otherwise, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any person to do or seek any of the foregoing.

11. **Counterparts.** This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document.

12. **Time of Essence.** PointClear Solutions and HBR Pointclear hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation, and provision hereof and that failure to timely perform any of the terms, conditions, obligations, or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

13. **Entire Agreement; No Representations.** This Agreement and its exhibits constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

14. **Governing Law.** This Agreement shall be governed and construed in accordance with the laws of the State of Alabama.

Signature Page Follows

IN WITNESS WHEREOF, PointClear Solutions and HBR Pointclear have executed under seal this Agreement as of the Effective Date.

OPTIONOR:

PointClear Solutions, Inc. an Alabama Corporation

By: Daren McCormick
Name: Daren McCormick
Title: President

OPTIONEE:

HBR Pointclear LLC
a Delaware limited liability company

By:
Name:
Title: Stephen Epstein, CEO, Healthcare Business Resources, inc.

EXHIBITS

<u>Exhibit A</u>	Asset Purchase Agreement
<u>Exhibit B</u>	Improvement Loan Agreement

ASSET PURCHASE AGREEMENT

By and between

HBR Pointclear, LLC;

and

PointClear Solutions, Inc.

Dated as of

____________________, 2021

This Instrument Prepared By:

Richard J. Marsden, Esquire
Maynard Cooper & Gale, P.C.
655 Gallatin Street
Huntsville, Alabama 35801

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement"), dated _____, 2021, (the "Closing Date") is by and between HBR Pointclear, LLC, a Delaware limited liability company ("Purchaser"), PointClear Solutions, Inc., an Alabama domestic corporation ("Seller").

WHEREAS, Seller is a Heath Care focused information technology solutions company that provides its clients technology driven solutions based upon its three core competencies; (i) Strategic planning, (ii) Digitization and Design, and (iii) Production and Implementation (the "Business");

WHEREAS, Purchaser previously entered into an option agreement (the "Option") with Seller that provided Purchaser the absolute right, during the term of the Option, to cause Seller to enter into this Agreement;

WHEREAS, Seller has been provided notice of Seller's intent to proceed with the acquisition of the Business by way of this Agreement and exercise of the Option;

WHEREAS, Seller has provided to Purchaser updated schedules to this Agreement (the "Updated Schedules") that will be materially correct at the time of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants of the parties hereinafter set forth, the parties agree as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, and except for those excluded assets set forth on Schedule 1.1, Seller does herby sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all of the assets comprising the business operations of Seller (the "Business"), tangible or intangible, recorded or unrecorded, known or unknown, of whatsoever type, kind, description or nature owned, leased, held, possessed, vested in or claimed in whole or in part by Seller on the Closing Date (as hereinafter defined) (the "Purchased Assets"), which Purchased Assets shall specifically include:

(a) all tangible assets, including but not limited to, furniture, fixtures and equipment, used in or held for use in the operation of the Purchaser,

(b) the contracts of Seller listed on **Schedule 1.1 (b)**,

(c) all accounts receivable, if any, and other rights of payment held by Seller,

(d) the goodwill of Seller, client lists, project files, software, intellectual property, trade secrets and other intangibles,

(e) all of Seller' books, records and other data relating to the Purchased Assets (except company incorporation records and any other documents and records which Seller is required by law to retain in its possession),

1.2 Assumption of Liabilities.

(a) Except for the obligations of the Seller set forth below, which shall be assumed or paid as set forth in this Section 1.2, Purchaser will not assume any debts, liabilities, obligations, expenses, taxes, contracts or commitments of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise ("Liabilities"), whether arising before or after the Closing Date;

(i) Loan number _________ from Progress Bank (the "Progress Loan") subject to Section 1.2 (b) below.

(ii) The Improvement Loan made to Seller by Purchaser.

(iii) Accounts payables arising in the ordinary course of Seller's business related to the Business at the Closing Date, including the current interest portion of the Progress Loan. All as set forth on **Schedule 1.2 (a) (iii).**

(iv) Any lease or license or other contract (the "Assigned Contracts") listed on **Schedule 1.2 (a)(iv)**.

(b) Seller will perform and discharge all Liabilities of Seller to the extent not assumed by Purchaser pursuant to Section 1.2(a). Purchaser is not assuming any liability of Seller to the extent arising from any breach of contract or law prior to Closing.

(c) Purchaser shall either pay the outstanding balance of the Progress Loan at the Closing or, with the permission of Progress Bank, arrange to assume the liability of Seller at the Closing. If David Karabinos is required by Progress Bank to remain a guarantor of the Progress Loan, then Purchaser shall provide Karabinos with suitable collateral to offset his continued risk under the Progress Loan and Purchaser will indemnify Karabinos against any loss to him related to a default or non-payment of the Progress Loan provided, however, that Purchaser shall not be obligated to indemnify David Karabinos to the extent such default or non-payment was the result of any matter for which Purchaser is entitled to indemnification hereunder.

(d) Notwithstanding anything to the contrary set forth in this Section 1.2, Purchaser shall only be obligated to assume those Assigned Contracts to which the other party (parties) to such contract have represented to Purchaser that there currently exists no breach or claim for damage against Seller under such contract.

1.3 Employment and Consulting Agreements. On the Closing Date, Purchaser (or an affiliate of Purchaser) shall enter into mutually acceptable Employment and Consulting Agreements (as appropriate) with the key managers listed on Schedule 1.3 (the "Key Managers").

1.4 Performance of certain Liabilities. Seller will perform and discharge any Seller liabilities to the extent not otherwise assumed by Purchaser pursuant to Section 1.2 (b).

2. PURCHASE PRICE

2.1 Consideration.

(a) The consideration given by Purchaser for the purchase of the Purchased Assets ("Purchase Price") shall be the assumption by Purchaser of the liabilities listed in Section 1.2; and Payment to Seller of $180,000 for payment of debt related to the legacy operations of the Seller (the "Cash Component").

(b) In addition to the Purchase Price, subject to subsection (c) below, Seller shall be entitled to receive an earnout based on achieving the following revenue and profit targets:

(i) $250,000 if the Purchaser generates $2M of revenues from the Acquired Assets and the Business with a minimum 10% EBITDA for any six-month period within 24 months of the Closing Date, or

(ii) $500,000 if the Purchaser generates $2.5M of revenues from the Acquired Assets and the Business with a minimum 10% EBITDA for any six-month period within 24 months of the Closing Date.

(c) Only one earnout shall be earned and paid and it shall be the greater dollar number if more than one set of earnout targets is met during the 24-month period. This earnout shall be payable within 3 months of achievement and after receiving written notice by Seller.

3. CLOSING

3.1 Closing. Subject to Purchaser accepting and approving the Updated Schedules, the closing of the sale and purchase of the Purchased Assets ("Closing") shall take place via electronic transmission at the time that the obligations set forth in this Section 3 have been met or waived and the fully executed signature pages to this Agreement have been delivered to Purchaser the (the "Closing Date"). The Closing shall be effective as of 12:01 a.m., Eastern Time, on the Closing Date.

3.2 Obligations of the Parties at the Closing.

(a) At the Closing, Purchaser shall:

(i) Pay the Cash Component to Seller and either (i) pay the outstanding interest and principal owed under the Progress Loan in full pursuant to a pay-off letter issued by Progress Bank, together with evidence of the release upon payment of all encumbrances on the Purchase Assets secured thereby, or, with the permission of Progress bank, assume primary obligation for the Progress Loan;

(ii) Execute and deliver the Employment and Consulting Agreements.

(iii) Execute and deliver any lease assignments/assumptions listed on 1.2 (a)(iv) as required.

(iv) Deliver a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A & B, duly executed by Purchaser.

(v) Deliver a certificate of the Secretary of Purchaser certifying that the Board of Managers of Purchaser has authorized the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Purchaser.

(vi) Deliver any necessary certificates or documentation related to the Progress Loan and any security agreement as appropriate; and

(vii) Such other certificates and documents as Seller or its counsel may reasonably request.

(b) At the Closing, Seller will deliver to Purchaser:

(i) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;

(ii) a certificate of the Secretary of Seller certifying that the governing body and equity owners of Seller, have authorized the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

(iii) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser all of Seller' title to and interest in the Purchased Assets; and

(iv) such other certificates and documents as Purchaser or its counsel may reasonably request; and

(v) evidence reasonably satisfactory to Purchaser of the release of all encumbrances on the Purchased Assets (other than the Progress Loan if assumed by Purchaser);

evidence of the consent of any third party set forth on Schedule 4.3 or Schedule 4.12 or any other third party whose consent is necessary to transfer the Purchased Assets, reasonably satisfactory to Purchaser; and a certificate of compliance of Seller issued by the Alabama Department of Revenue.

4. REPRESENTATIONS AND WARRANTIES BY SELLER

Seller represents and warrants to Purchaser as follows:

4.1 Organization. Seller is a corporation, validly existing and in good standing under the laws of Alabama with full power and authority to conduct its business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated.

4.2 Authorization. Seller has corporate power and company authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, including the conveyance, assignment, transfer and delivery of the Purchased Assets, have been duly authorized and approved by all necessary corporate action of Seller, and this Agreement, when executed, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

4.3 No Violation. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, result in the creation of any lien or security interest under, or require any consent, notification or approval under any Contract (as hereinafter defined); (b) violate any provision of the articles of incorporation of Seller; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller; or (d) violate any other contractual or legal obligation or restriction to which Seller is subject.

4.4 Ownership of Purchased Assets. Other than with respect to the Progress Loan, Seller owns and possesses and has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, defects, charges, encumbrances and rights of third parties, and no conditions exist which could give rise to any such mortgage, pledge, lien, security interest, defect, charge, encumbrance on, or right of any such third party to, the Purchased Assets. Schedule 4.4 contains an accurate and complete description of the Purchased Assets, which are all of the assets which are in any way necessary to the continued operation of the Business as it is now being conducted. All of the tangible assets included in the Purchased Assets are in good working condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. Schedule 4.4 also sets forth the current book value of all equipment included in the Purchased Assets.

4.5 No Liabilities or Adverse Conditions. Except as set forth on Schedule 4.5, Seller has no material liabilities or obligations of any nature with respect to the Business, whether, absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto). Furthermore, except as set forth on Schedule 4.5, Seller does not know or have reason to know of any basis for the assertion against Seller of any such liability or obligation of any

nature. There are no conditions existing with respect to any of Seller's facilities, properties, assets or personnel that might materially and adversely affect the Business or any of the Purchaser's properties, business or prospects.

4.6 Taxes. Seller has filed all federal, state and local tax returns required to be filed by them through the date hereof and have paid all taxes and assessments (including without limitation income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, services taxes, import duties or charges, and all penalties and interest with respect thereto) due and payable therefrom. Seller has not signed any extension agreement with any taxing authority and know of no open or questionable matters for any prior periods. All taxes and assessments relating to or affecting the operations of the Business through the date hereof have been paid.

4.7 Litigation. Except as set forth on Schedule 4.7, there is no claim, litigation, investigation or proceeding pending or, to Seller' knowledge, threatened at law or in equity or before any court, legislative or administrative tribunal or governmental agency that questions the validity of this Agreement or which, if adversely determined or publicly disclosed, would have a material adverse effect on the Business or the business or operations of Purchaser.

4.8 Compliance with Laws and Other Regulations. Seller is in compliance in all material respects with all requirements of applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental bodies or agencies (federal, state or local) (collectively, "Laws") relating to or affecting Seller or the operations of the Business. Seller has not received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting Seller or the operations of the Business. Seller has all required licenses, permits, certificates, authorizations and agreements needed for the ownership and efficient operation of Seller and the Business, all of which are listed on Schedule 4.8. Seller knows of no act or omission occurring on or before the date hereof that would subject Seller or the Business to the likelihood of any fine or suspension of any license, permit, certificate, authorization or agreement.

4.9 Contracts; Significant Contracts. Schedule 4.9(a) identifies all agreements, indentures, instruments, leases, security agreements, mortgages and other contracts to which Seller is a party or by which any of Seller's assets or properties are bound (the "Contracts"). The Contracts are in full force and effect; there have been no threatened cancellations of any Contract nor outstanding disputes thereunder, and Seller has not breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any Contract. Schedule 4.9(b) is a complete and accurate list of each Contract that accounted for more than 5% of Seller's revenues in any two of the previous three years or is expected to account for more than 5% of Seller's revenues in the current year or the next year ("Significant Contracts"). Seller has no reason to believe that any other party to any Significant Contract intends to terminate such Contract with Seller or intends to withhold its consent to the assignment thereof to Purchaser by Seller.

4.10 Reports and Returns. All reports and returns heretofore required by federal, state or municipal authorities with respect to the operations of Seller and the Business and all reports and returns to the various governmental authorities which control, directly or indirectly, any of Seller's activities, have been filed and all sums heretofore due with respect to such reports and returns have been paid.

4.11 Employees; Independent Contractors.

(a) Schedule 4.11(a) sets forth the names and titles of all employees of Seller who perform services for or on behalf of Seller, and the annual rate of compensation (including bonuses) being paid to each such employee as of the most recent practicable date. The employees listed on Schedule 4.11(a), constitute all of the employees who are in any way necessary to the continued operation of Seller and the Business as it is now being conducted. Seller is not aware of any employee disputes or grievances or that any employee intends to terminate his or her employment with Seller.

(b) Schedule 4.11(b) hereto contains a list of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit sharing or retirement plan, arrangement or practice and each other agreement or fringe benefit plan, arrangement or practice of Seller, whether formal or informal, whether legally binding or not and whether affecting one or more of their employees who perform services for or on behalf of Seller. Copies of each such agreement or plan have heretofore been delivered to Purchaser. Seller does not have any commitment, whether formal or informal, and whether legally binding or not (i) to create any additional such agreement, plan, arrangement or practice; (ii) to modify or change any such agreement, arrangement, plan or practice; or (iii) to maintain for any period of time any such agreement, arrangement, plan or practice, except as described on Schedule 4.11(b).

(c) Schedule 4.11(c) hereto contains a list of all services provided to Seller and the Business for which Seller contracts with third parties. Copies of each such agreement previously have been provided to Purchaser. Schedule 4.11(c) contains a description of each such oral agreement.

4.12 Consents and Approvals. Except as set forth on Schedule 4.12, Seller has obtained all consents, licenses, permits, approvals, authorizations, orders and agreements from all third parties, including federal, state and local governmental units or any other entity, necessary for the operation of the Business and the authorization, execution and performance of this Agreement by Seller, all of which are listed on Schedule 4.12.

4.13 Insurance. Seller has provided Purchaser with copies of all insurance policies with respect to Seller, all of which are in full force and effect.

4.14 Intellectual Property. Schedule 4.14 lists all registered and unregistered (with an indicated thereof) patents, copyrights, tradenames, trademarks, copyrights and other intellectual property owned or licensed by Seller or used in the operation of the Business (the "Intellectual Property"), other than off the shelf shrinkwrap licenses of software and similar products. The Intellectual Property does not infringe on the intellectual property rights of any other party, and Seller has not received any notice of any such alleged infringement. Seller is not aware of any

infringement by any third party with respect to the Intellectual Property. No owner, director, officer, manager, employee or contractor of Seller has developed any Intellectual Property, the rights to which have not been validly conveyed to Seller.

4.15 Full Disclosure. Neither this Agreement, nor any schedule, exhibit, list, certificate or other instrument or document delivered to Purchaser pursuant to this Agreement by or on behalf of Seller, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements, representations or warranties and information contained herein or therein not misleading.

4.16 No Broker's Fees. Seller has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finder's, agent's or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

4.17 Financial Statements The Seller has provide Purchaser a true, complete and correct copy of the unaudited balance sheet of the Company as of the two most recent year ends, and the most recent month end and the related statements of income and cash flows and statement of stockholders' equity (collectively, the "Financial Statements"); each of the foregoing Financial Statements has been based upon the information contained in the books and records of the Company and prepared in accordance with generally accepted accounting principles in the United States ("GAAP") throughout the periods and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company throughout the periods covered thereby

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as follows:

5.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full limited liability company power and authority to carry on its business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated.

5.2 Authorization. Purchaser has full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary limited liability company action on the part of Purchaser. This Agreement, when executed, will constitute a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

5.3 No Violation. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any material agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Purchaser is a party or by which any of Purchaser assets or properties are bound which violation or lien would have a material adverse effect on the business or operations of Purchaser; (b) violate any provision of the certificate of formation or other governing documents of Purchaser; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, which violation would have a material adverse effect on the business or operations of Purchaser; or (d) violate any other contractual or legal obligation or restriction to which Purchaser is subject which violation would have a material adverse effect on the business or operations of Purchaser.

5.4 Litigation. There is no claim, litigation, investigation or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser at law or in equity or before any court, legislative or administrative tribunal or governmental agency which questions the validity of this Agreement or which, if adversely determined or publicly disclosed, would have a material adverse effect on the business or operations of Purchaser.

5.5 No Broker's Fees. Purchaser has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finder's, agent's or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser does not know of any claim by anyone for such a fee, commission, expense or charge.

5.6 Full Disclosure. Neither this Agreement, nor any schedule, exhibit, list, certificate or other instrument or document delivered to Seller pursuant to this Agreement by or on behalf of Purchaser, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements, representations or warranties and information contained herein or therein not misleading.

6. COVENANTS AND AGREEMENTS

Each party further covenants and agrees that at and after the Closing, as so specified, it will fulfill the following covenants and agreements unless otherwise consented to by the other parties in writing:

6.1 Access; Further Assurances.

(a) Seller will accord to Purchaser, its counsel, accountants and other representatives, from the date hereof and at any time after the Closing, full access to all of the properties, books, contracts, commitments, financial information and records of Seller, and will furnish Purchaser during such period with all such information concerning the business and operations of Seller, as Purchaser reasonably may request. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller agree to execute and deliver such certificates and documents as may be required in connection with any audit of the Purchaser or its operations.

(b) At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and delivery and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser and to place Purchaser in possession and control of and to confirm Purchaser title to, the Purchased Assets, and to assist Purchaser in exercising all rights and enjoying all benefits with respect thereto.

(c) At any time and from time to time after the Closing, at Seller's request and without further consideration, Purchaser will execute and deliver such other instruments necessary to provide Karabinos with the security and/or indemnity described in 1.2 (b).

6.2 Confidentiality. Except as otherwise required by law, Seller will not disclose nor make any public announcement of, the transactions or terms of the transactions contemplated by this Agreement.

6.3 Transfer of Contracts. Seller will take all action necessary in order to affect the valid assignment to Purchaser of all Contracts that Purchaser elects to assume, effective as of the Closing Date or within a reasonable time thereafter.

6.4 Misdirected Payments. ***Seller acknowledges and agrees that Purchaser shall be entitled to receive all payments on accounts receivable for items and services rendered by Seller prior to the Closing Date.*** Seller agrees that in the event Seller receives any payments to which Purchaser is entitled, Seller will promptly remit such payments to Purchaser. Seller also acknowledges and agrees that Purchaser shall be entitled to receive all payments for items and services rendered by Purchaser on and after the Closing Date. Seller agrees that in the event Seller receive any payments to which Purchaser is entitled, Seller will promptly remit such payments to Purchaser. Seller acknowledges and agrees that all such receivables are the sole property of Purchaser.

6.5 Employees. Purchaser shall have the right, but not the obligation, to hire all employees of Seller effective as of the Closing.

7. INDEMNIFICATION

7.1 Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Purchaser and shall reimburse Purchaser for, from and against each claim, loss, liability, cost and expense (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

(a) Any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of Seller contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Purchaser pursuant hereto;

(b) Any tax liability of Seller not previously paid, which may at any time be asserted or assessed against Seller or Purchaser for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such tax liability shall have been disclosed to Purchaser at or prior to the Closing);

(c) The ownership and operation of Seller and the Purchased Assets prior to the Closing Date;

(d) Any Liability of Seller not assumed by Purchaser pursuant to Section 1.2; and

(e) Any other Loss incidental to any of the foregoing.

7.2 Indemnification by Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless Seller, and shall reimburse Seller for, from and against Losses directly or indirectly relating to, resulting from or arising out of:

(a) Any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by Purchaser contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto;

(b) The ownership and operation of Purchaser and the Purchased Assets on and after the Closing Date; and

(c) Any other Loss incidental to the foregoing.

7.3 Procedure. The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement, and, if such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third-party claim, demand, action or proceeding. In connection with any such third--party claim, demand, action or proceeding, Purchaser, Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third-party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

7.4 Exclusive Remedy. The parties each acknowledge and agree that, except for as set forth in Section 7.5 below, the indemnification provisions in this Section 7 will be the exclusive remedy with respect to claims made after the Closing that relate to or arise out of the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) the parties may pursue injunctive relief for breach of any covenant or agreement contained herein, and (ii) nothing herein shall operate to limit the liability of a party for fraud.

7.5 Special Remedy For Certain Liabilities. By his execution and delivery of this Agreement, David Karabinos hereby unconditionally and irrevocably guarantees (the "Guaranty") to and for the benefit of Purchaser the full, complete and timely payment and performance by Seller of Seller's indemnity obligation under Section 7.1(d) under this Agreement, solely as it relates to a third party claim against Purchaser that has not previously been disclosed to Purchaser on Schedule 7.5 and such claim was based on facts that occurred between June 1, 2010 and December 31, 2019, including the punctual and complete payment and performance, if, as and when due, by Seller.

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND LIMITATIONS

8.1 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing Date for a period of 12 months.

8.2 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

8.3 Right of Set-Off. In the event of any claim of indemnification by Purchaser against Seller pursuant to Article 7 hereof, Purchaser shall be entitled to set off all Losses incurred by Purchaser against any payments due to Seller pursuant to this Agreement or any other document, instrument or certificate delivered pursuant hereto.

8.4 Limitations. Notwithstanding anything to the contrary set forth in this Agreement, the Losses paid to an indemnified party under Section 8 shall be limited to the dollar value of the Progress Loan at the Effective Date. In addition, with respect to Losses related to breaches of representations or warranties, no indemnitee will be entitled to assert any claim for indemnification (other than with respect to fraud and breaches of Sections 4.1 through 4.4, 4.6 or 4.15) until such time as the aggregate of all Losses that the indemnitees may have related to representations or warranties exceeds $50,000 (the "Indemnification Basket"), and then for the aggregate amount of all such Losses, not only those in excess of the Indemnification Basket.

9. MISCELLANEOUS

9.1 Expenses. All fees and expenses incurred by Seller, including without limitation legal fees and expenses, in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Purchaser, including without limitation legal fees and expenses, in connection with this Agreement will be borne by Purchaser. Notwithstanding the previous sentence, Purchaser will reimburse Seller for one half of its legal fees related the drafting of the Option, this Agreement, the Improvement Loan and related documents, not to exceed $6,000.

9.2 Assignability; Parties in Interest.

(a) Purchaser may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Purchaser, and Purchaser shall advise Seller of any such assignment and shall designate such party as the assignee and transferee of the Purchased Assets. Any such assignee shall assume all of Purchaser's duties, obligations and undertakings hereunder.

(b) Seller may not assign, transfer or otherwise dispose of any of their respective rights and obligations hereunder without the prior written consent of Purchaser; provided, however that Seller may assign their rights to payment under this Agreement without the prior written consent of Purchaser.

(c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

9.3 Entire Agreement; Amendments; Waiver. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

9.4 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect to the maximum extent enforceable.

9.5 Notices. Any notice or other communication hereunder to either party will be in writing and will be deemed to have been given: (i) when personally delivered, (ii) on the date following the actual transmittal by e-mail transmission, provided a confirmatory copy is provided in accordance with another method set forth in this section; (iii) by recognized overnight courier on the next day after mailing, subject to confirmatory receipt; or (iv) on the third (3rd) business day after being mailed by United States registered or certified mail, in any case delivered or addressed as follows:

If to Seller :

David Karabinos
Daren McCormick
1550 W McEwen Drive, Suite 300, PMB 60

Franklin, TN 37067

E-mail address: **daren.mccormick@pointclearsolutions.com**
david.karabinos@pointclearsolutions.com

With a copy to:

Maynard Cooper Gale
655 Gallatin Street SW
Huntsville, AL 35801
Attn: Richard Marsden
Email address: rmarsden@maynardcooper.com

If to Purchaser:

c/o Healthcare Business Resources, Inc.
Attn: Stephen Epstein
718 Thompson Lane
Suite 108-273
Nashville, TN 37204
E-mail address: Stephen@HealthcareBusinessResources.com

With a copy to:

Bass Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn: Angela Humphreys
Email address: ahumphreys@bassberry.com

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

9.6 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file will be deemed to be their original signatures for all purposes.

9.8 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The parties acknowledge that they have independently negotiated the provisions of this Agreement, that they have relied upon their own counsel as to matters of law and application and that neither party has relied on the other party with regard to such matters. The parties expressly agree that there shall be no presumption created as a result of either party having prepared in whole or in part any provisions of this Agreement.

9.9 Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes" and "including," when used in this Agreement, will be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless otherwise specifically indicated, any references to payments to be made hereunder or to dollars will be made in and means United States dollars.

9.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

9.11 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama, without regard to its conflict of laws rules.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PURCHASER:

HBR POINTCLEAR, LLC

By: ________________________
Name: ________________________
Title: ________________________

SELLER:

POINTCLEAR SOLUTIONS, INC

By: ________________________
Name: ________________________
Title: ________________________

For Purposes of Section 7.5 only

____
David Karabinos, in his individual capacity

Exhibit A

BILL OF SALE

By and between

PointClear Solutions, Inc.;

and

HBR Pointclear, LLC

Dated as of

*_______________, 202_*

This Instrument Prepared By:

Richard J. Marsden, Esquire
Maynard Cooper & Gale, P.C.
655 Gallatin Street
Huntsville, Alabama 35801

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

PointClear Solutions, Inc., an Alabama corporation ("**Seller**"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to HBR Pointclear, LLC, a Delaware limited liability company ("**Buyer**"), all of its right, title, and interest in and to the Tangible Personal Property, as such term is defined in Section 1.1(a) of the Asset Purchase Agreement, dated as of __________, 202__ (the "**Purchase Agreement**"), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

The terms of the Purchase Agreement are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Purchase Agreement.

Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of ____________, 202__.

POINTCLEAR SOLUTIONS, INC.

By:___________________________
Name:_________________________
Title:

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

By and between

PointClear Solutions, Inc.;

and

HBR Pointclear, LLC

Dated as of

_______________, 202__

This Instrument Prepared By:

Richard J. Marsden, Esquire
Maynard Cooper & Gale, P.C.
655 Gallatin Street
Huntsville, Alabama 35801

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "**Agreement**"), effective as of _________, 202_ (the "**Effective Date**"), is by and between PointClear Solutions, Inc., an Alabama corporation ("**Seller**"), and HBR Pointclear, LLC, a Delaware limited liability company ("**Buyer**").

WHEREAS, Seller and Buyer have entered into a certain Asset Purchase Agreement, dated as of _________________, 202__ (the "**Purchase Agreement**"), pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller's duties and obligations under, the Assigned Contracts (as defined in the Purchase Agreement) as well as those contracts and agreements described in Section 1.2 Assumption of Liabilities of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller's right, title and interest in and to the Assigned Contracts. Buyer hereby accepts such assignment and assumes all of Seller's duties and obligations under the Assigned Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assigned Contracts accruing on and after the Effective Date.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned Contracts are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Alabama without giving effect to any choice or conflict of law provision or rule (whether of the State of Alabama or any other jurisdiction).

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

POINTCLEAR SOLUTIONS, INC.

By:___________________________
Name:_________________________
Title:____

HBR POINTCLEAR, LLC

By:___________________________
Name: ________________________
Title:

Improvement Loan Agreement

This IMPROVEMENT LOAN AGREEMENT (this "Agreement") is dated as of March 12th, 2021 (the "Effective Date") and is made by and among HBR Pointclear, LLC, a Delaware limited liability company (the "Lender"); and PointClear Solutions, Inc., an Alabama corporation (the "Borrower").

RECITALS

WHEREAS, Pursuant to that certain Option Agreement, dated of even date herewith, among the Lender and the Borrower (the "Option Agreement") the Lender has agreed to make available to Borrower up to $750,000 in loan proceeds, subject to the terms and conditions of this Agreement.

WHEREAS, Pursuant to that certain Option Agreement, Lender has the right to cause Borrower to enter into an asset purchase agreement whereby it will sell all of its operating assets to Lender under a pre-negotiated set of terms and conditions (the "Purchase Agreement").

NOW, THEREFORE, in consideration of the promises herein contained and each party hereto intending to be legally bound, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement the following terms shall have the respective meanings set forth below; capitalized terms not otherwise defined shall have the means set forth in the Purchase Agreement:

"Agreement" shall have the meaning set forth in the first paragraph hereof.

"Borrower" shall have the meaning set forth in the first paragraph hereof.

"Closing" means the closing of the purchase of the Purchase Agreement in accordance with the terms of the Option Agreement and the Purchase Agreement.

"Closing Date" shall mean the date of the Closing.

"Event of Default" shall have the meaning set forth in Section 6.01.

"Laws" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

"Lender" shall have the meaning set forth in the first paragraph hereof.

"Obligations" shall mean the obligation of the Borrower to pay the principal of and interest on the Promissory Note in accordance with the terms thereof and to perform all obligations, covenants and agreements of the Borrower arising out of or under or in respect of this Agreement.

"Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof

"Purchase Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Promissory Note" shall have the meaning set forth in Section 2.01.

ARTICLE II
THE LOAN

Section 2.01. Line of Credit. Lender hereby establishes for a period commencing on the Effective Date and ending on the earlier of August 1, 2022 or the Closing Date (the "Maturity Date") a line of credit (the "Credit Line") for Borrower in the principal amount of up to Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Credit Limit") which indebtedness shall be evidenced by and repaid in accordance with the terms of a promissory note for the amount borrowed against the Credit Limit in substantially the form attached hereto as Exhibit A (the "Promissory Note"). All sums advanced on the Credit Line or pursuant to the terms of this Agreement (each an "Advance") shall become part of the principal of the Promissory Note.

Section 2.02. Advances.

(a) Lender agrees to make the first Advance under this Agreement within two weeks of the Effective date, in the amount set forth under Period one on Schedule 2.02.

(b) Any further request for an Advance may be made from time to time and in such amounts as Borrower may choose, provided, however, any requested Advance will be consistent with the expected timing, need and uses of cash set forth on Schedule 2.02 (which shall be updated by mutual consent of the Parties for the remaining months of the Credit Line as soon as possible) but not in an amount, when added to the outstanding principal balance of all previous Advances, to exceed the Credit Limit. Requests for Advances must be made in writing, delivered to the Lender, by such officer of Borrower authorized by it to request such advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes David Karabinos and Daren McCormick to request Advances. For each Advance properly requested, following the initial Advance that is consistent with Schedule A the Lender shall use its best efforts to advance an amount equal to the Advance amount. The Lender may refuse to make any requested Advance if an event of default has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates or if making the Advance would be economically unfeasible for Lender. The specific use(s) of any Advance shall be subject to the prior written consent of Lender, such consent to not be unreasonably withheld, conditioned or delayed.

Section 2.03. Interest. All sums advanced pursuant to this Agreement shall bear interest from the date each Advance is made until paid in full at an interest rate equal to six (6) percent. Interest will be calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

Section 2.04. Default Interest. Notwithstanding the foregoing, upon the occurrence of an Event of Default hereunder, the Interest Rate shall continue to be six (6) percent, and shall continue at such rate, both before and after judgment, until the Credit Line has been repaid in full and all of Borrower's other obligations to Lender hereunder have been fully paid and discharged.

Section 2.04. Interest Payments; Repayment. Subject to Section 2.05 below, the entire unpaid principal balance, together with any unpaid accrued interest, shall be due and payable on the Maturity Date. Payment shall be made to the Lender at such place as the Lender may, from time to time, designate in lawful money of the United States of America. All payments received hereunder shall be applied as follows: first, to any late charge; second, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; third, to accrued interest; fourth, to principal; and fifth, the balance, if any, to such person entitled thereto; provided, however, upon occurrence of an Event of Default, a Lender may, in its discretion, change the priority of the application of payments as it deems appropriate. Borrower may prepay principal and/or interest at any time without penalty.

Section 2.05. Conversion to Term Loan and right of offset. In the event that parties do not enter into the Purchase Agreement before August 1, 2022, then the Promissory Note shall be converted into a 60 month term loan with payments based on a 10 year amortization (the "Term Note"). The principal of the Term Note will be the principal and interest owed under the Credit Line at the Maturity Date, less any unpaid Option Fee (as such term is defined in the "Option Agreement") owed to Borrower under the Option Agreement.

ARTICLE III
CONDITIONS PRECEDENT

The effectiveness of this Agreement is subject to the fulfillment of the following conditions precedent to the satisfaction of the recipient thereof:

Section 3.01. Borrower Deliveries, etc. The obligation of the Lender to consummate the transactions contemplated by this Agreement is subject to the delivery by the Borrower to the Lender of the following:

(a) the Promissory Note duly executed by the Borrower.

(b) counterparts of this Agreement duly executed by the Borrower.

(c) counterparts of the Option Agreement duly executed by the Borrower

Section 3.02. Lender's Deliveries, etc. The obligation of the Borrower to consummate the transactions contemplated by this Agreement is subject to the delivery by the Lender to the Borrower of the following:

(a) counterparts of this Agreement duly executed by the Lender.

(b) counterparts of the Option Agreement duly executed by the Lender.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01. Borrower Representations. To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender, as of the date hereof and as of the date of any Advance, to the extent applicable, as follows:

(a) The Borrower is duly authorized and has the requisite authority and power to enter into and perform its obligations hereunder and under the Promissory Note.

(b) This Agreement and the Promissory Note have been duly authorized, executed and delivered on behalf of the Borrower and constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by the effect of the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) The execution, delivery and performance of this Agreement, and the Promissory Note by the Borrower, and the consummation of the transactions contemplated therein, will not *(i)* require the Borrower to obtain any consent, approval, authorization or order of, or to make any filing, registration or qualification with, any court, governmental authority or third person; *(ii)* conflict with or result in the Borrower's violation of, or default under, any provision of its organizational documents, as applicable, or any mortgage, indenture, lease, agreement or other instrument, judgment, order or permit to which the Borrower is a party or by which the Borrower or its properties are bound; or *(iii)* violate any Laws applicable to the Borrower.

Section 4.02. Lender's Representations. To induce the Borrower to enter into this Agreement, Lender represents and warrants, as of the Closing Date, as follows:

(a) Lender has full authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein.

(b) This Agreement has been duly executed and delivered by Lender, and this Agreement constitutes the legal, valid and binding obligation of Lender enforceable against Lender in accordance with its terms, except as the enforceability thereof may be limited by the effect of the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) The execution, delivery and performance of this Agreement by Lender and the consummation of the transactions contemplated herein, do not and will not (i) require Lender to obtain any consent, approval, authorization or order of, or to make any filing, registration or qualification with, any court, governmental authority or third person; (ii) conflict with or result in the violation of, or default under, any provision of any mortgage, indenture, lease, agreement or other instrument, judgment, order or permit to which Lender is a party or by which Lender's properties are bound; (iii) violate any Laws applicable to Lender; or (iv) result in the creation of any pledge, interest, claim, lien, charge or encumbrance upon any of the Collateral, except pursuant to this Agreement.

ARTICLE V
BORROWER' COVENANTS

Section 5.01. The Borrower covenants and agrees with the Lender that, until all of the Obligations have been performed and paid in full in cash, it shall comply with the following covenants:

(a) Borrower shall duly observe and conform to all valid requirements of any governmental authority relative to the conduct of its business, its properties, or its assets and will maintain and keep in full force and effect its corporate existence and all licenses and permits necessary to the proper conduct of its business.

(b) Borrower shall keep proper books of records and accounts in which full, true, and correct entries will be made of all dealings or transactions relating to its business and activities.

(c) Borrower shall (1) file all applicable federal, state, and local tax returns or other statements required to be filed in connection with its business, including those for income taxes, sales taxes, property taxes, payroll taxes, payroll withholding amounts, FICA contributions, and similar items; (2) maintain appropriate reserves for the accrual of the same; and (3) pay when due all such taxes, or sums or assessments made in connection therewith. Provided, however, that (until distraint, foreclosure, sale, or similar proceedings have been commenced) nothing herein will require Borrower to pay any sum or assessment, the validity of which is being contested in good faith by proceedings diligently pursued and as to which adequate reserves have been made.

(d) Borrower shall not create or permit to exist any lien, claim, or encumbrance on the assets of Borrower or any part thereof, except as may be granted to Lender or Progress Bank.

(e) Borrower shall not incur any additional debt other than amounts payable to vendors in the ordinary course of Borrower's business, consistent with its past practices.

(f) Borrower shall provide to Lender such documents and business related information, including financial information, as Lender may reasonably request as well as any documentation delivered to Progress Bank related to the Progress Bank loan or required by Progress Bank.

ARTICLE VI
DEFAULT

Section 6.01. An event of default (each, an "Event of Default") will occur if any of the following events occurs:

(a) Failure to pay any principal or interest within five (5) days after the same becomes due.

(b) Any representation or warranty made by Borrower in this Agreement or in connection with any borrowing or request for an advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made.

(c) Default by Borrower in the observance or performance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct event of default under this Section 6.01.

(d) Default by Borrower in the observance or performance of any other covenant or agreement contained in any other document or agreement made and given in connection with this Agreement, other than a default constituting a separate and distinct event of default under this Section 6.01, and the continuance of the same unremedied for a period of fourteen (14) days after notice thereof is given to Borrower.

(e) Any of the documents executed and delivered in connection herewith for any reason ceases to be valid or in full force and effect or the validity or enforceability of which is challenged or disputed by any signer thereof, other than Lender.

(f) Borrower shall default in the payment of principal or interest on any other obligation for borrowed money other than hereunder, or defaults in the payment of the deferred purchase price of property beyond the period of grace, if any, provided with respect thereto, or defaults in the performance or observance of any obligation or in any agreement relating thereto, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to the stated maturity.

(g) Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

(h) Filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

(i) All or any substantial part of the property of Borrower shall be condemned, seized, or otherwise appropriated, or custody or control of such property is assumed by any governmental agency or any court of competent jurisdiction, and is retained for a period of thirty (30) days.

ARTICLE VII
RIGHTS AND REMEDIES

Section 7.01. Rights and Remedies of Lender. Upon the occurrence of an Event of Default as defined above, the Lender may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of the Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorney's fees, whether or not the attorney is a salaried employee of Lender, including such expenses incurred before or after any legal action or Bankruptcy proceeding involving Borrower has commenced, during the pendency of such proceedings, and continuing to all such expenses in connection with any appeal to higher courts arising out of matters associated herewith.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.01. Further Assurances. The Borrower agree that so long as the Promissory Note is outstanding, they will, or will cause the appropriate person to, sign, file, authenticate and authorize the signing, filing and authenticating of such documents and do such other acts, as the Lender may request to maintain the enforceability of the Promissory Note.

Section 8.02. Governing Law. This Agreement shall be governed by, construed in accordance with and enforced under the laws of the State of Alabama applicable to agreements or instruments entered into and performed entirely within such state.

Section 8.03. Jurisdiction, Waiver Of Jury Trial. Any litigation based hereon or on the Promissory Note, or arising out of, under or in connection with this Agreement or the Promissory Note, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party herein or therein, shall be brought and maintained exclusively in the federal or state courts of the State of Alabama, in each case located in Madison County, Alabama. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party's address, such service to become effective 10 days after such mailing. *Each party hereto hereby knowingly, voluntarily and intentionally waives to the extent permitted by applicable law any rights it may have to a trial by jury in respect of any litigation based hereon or on the Promissory Note, or arising out of, under or in connection with this Agreement or the Promissory Note.*

Section 8.04. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective permitted successors, assigns and heirs of the parties hereto. Without the consent of the Lender, the Borrower may not assign its rights or obligations hereunder

Section 8.05. Amendment. This Agreement, the Promissory Note and the other documents executed in connection herewith may be amended only by a writing signed on behalf of the Lender and the Borrower.

Section 8.06. Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

Section 8.07. Integration. This Agreement, the Option Agreement and the Promissory Note contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement and the Promissory Note supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 8.08. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing, and any written notice shall be deemed to have been duly given: *(a)* if by personal service, on the date of personal service of the party; *(b)* if by registered or certified mail, return receipt requested and postage prepaid, on the third business day after mailing; *(c)* if by overnight courier or messenger, one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or *(d)* if by facsimile or other electronic means, on the date of transmission, with receipt confirmed Any such notice shall be delivered or addressed as follows (or to such other address as any party shall have specified by notice given to the other parties in the manner specified herein):Failure to conform to the requirements of this Section shall not defeat the effectiveness of notice actually received by the addressee.

If to the Lender:	c/o Healthcare Business Resources, Inc. Attn: Stephen Epstein 718 Thompson Lane Suite 108-273 Nashville, TN 37204
If to the Borrower:	David Karabinos Daren McCormick 1550 W McEwen Drive, Suite 300, PMB 60 Franklin, TN 37067

Section 8.09. Counterparts; Electronic Signature. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes. At the request of any party hereto, the other parties hereto shall confirm facsimile or

other means of electronic transmission by executing duplicate original documents and delivering the same to the requesting party.

Section 8.10. Waivers. No failure by any party to exercise any rights or remedies hereunder shall operate as a waiver thereof, nor shall any waiver of any right or remedy hereunder preclude any future exercise of such right or remedy.

Section 8.11. Headings; General Interpretive Principles. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.

- SIGNATURES ON FOLLOWING PAGE -

SIGNATURE PAGE TO LINE OF CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Borrower:

POINTCLEAR SOLUTIONS, INC.

By: Daren McCormick

Name:
Title: President

Lender:

HBR POINTCLEAR, LLC

By:____________________________________
Name: Stephen Epstein,
Title: CEO, Healthcare Business Resources, inc.

Schedule 2.02

HBR-PCS 2021 Priority Investments Sum55mary (Uses, Amounts, and Timing)

Period	1	2	3	4	5	6	7	8	9	Total	Comments
Cash Flow Stabilization	$ 70,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 70,000	Needed Upon Contract Execution
Critical AP	$ 70,000	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 70,000	Needed Upon Contract Execution
Marketing/Lead Gen	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 15,000	$ 135,000	April-December Investment
Strategic No-Risk Discovery (Sales)	$ -	$ -	$ 30,000	$ -	$ -	$ -	$ 30,000	$ -	$ -	$ 60,000	Estimated / Exact Timing TBD
Referral Program (Sales)	$ 5,000	$ -	$ 5,000	$ -	$ 5,000	$ -	$ 5,000	$ -	$ -	$ 20,000	Estimated / Exact Timing TBD
Sales/Ops Hire	$ -	$ -	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 21,000	1099 Conversion/ Partial COGS Offset
Strategic Hire (Solutions Director)	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 108,000	1099 Conversion/ Partial COGS Offset
Strategic Hire (Principal Architect/Eng)	$ -	$ -	$ -	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 12,000	$ 72,000	New Hire
IT (Equipment and Tools)	$ 2,500	$ 150	$ 150	$ 2,500	$ 150	$ 150	$ 150	$ 150	$ 100	$ 6,000	Equipment/Licenses for New Hires (Above)
TOTAL	**$ 174,500**	**$ 27,150**	**$ 65,150**	**$ 44,500**	**$ 47,150**	**$ 42,150**	**$ 77,150**	**$ 42,150**	**$ 42,100**	**$ 582,000**	

EXHIBIT A

PROMISSORY NOTE

$750,000

Huntsville, Alabama
______________, 2021

ON OR BEFORE the "Maturity Date", the undersigned, **POINTCLEAR SOLUTIONS, INC.**, an Alabama corporation ("Maker"), promises to pay to the order of **HBR POINTCLEAR, LLC**, a Delaware limited liability company ("Lender"), the principal sum of up to Seven Hundred Fifty Thousand Dollars ($750,000.00) or so much thereof as may be advanced pursuant to the terms of the Loan Agreement (as defined herein), value received, together with interest from date of any such advance until maturity, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said interest and principal being due and payable concurrently on the Maturity Date.

The "Maturity Date" is defined in that certain Loan Agreement, dated of even date, among the Maker and the Lender as said agreement may be amended or modified (the "Loan Agreement").

All sums advanced pursuant to this promissory note ("Note") shall bear interest from the date each Advance is made until paid in full at an interest rate equal to six (6) percent. Interest will be calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

All installments of interest, and the principal hereof, are payable at 718 Thompson Lane, Suite 108-273, Nashville, TN 37204 or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Lender, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the "Default Rate") equal to a rate per annum equal to six percent (6%).

Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Default Rate.

If the Maker shall fail to make payment of any installment of principal or interest, as above provided, or upon the occurrence of any default by Maker in the terms and provisions of the Loan Agreement (including the occurrence of an Event of Default under the Loan Agreement), or upon any default in the payment or performance of any other indebtedness, liability or obligation now or hereafter owed by the Maker to the holder hereof, then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being expressly waived.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Lender in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Lender, the Maker shall pay on demand all costs of collection

and litigation (including court costs), together with a reasonable attorney's fee. These include, but are not limited to, the Lender's reasonable attorney's fees and legal expenses, whether or not there is a lawsuit, including attorney's fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Lender and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Maker against the other.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon.

It is the intention of the Lender and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Alabama from time to time in effect.

This Note evidences a line of credit. Advances under this Note may be requested either orally or in writing by the Maker or by an authorized person. The Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to the Lender are to be directed to the Lender at the Lender's address. The Maker agrees to be liable for all sums advanced in accordance with the instructions of an authorized person. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by the Lender's internal records. The obligation of Lender to advance funds under this Note are as set forth in the Loan Agreement.

Signature on following page

IN WITNESS WHEREOF, the Maker has duly executed this Note as of the date first written above.

POINTCLEAR SOLUTIONS, INC.

By:

Daren McCormick, President

Schedule of Advances on next page

Schedule of Cash advances against the Credit Line

Date:	Amount:	Signature (Maker):